As filed with the Securities and Exchange Commission on September 2, 2025

Registration No. 333-256081

Registration No. 333-197317

Registration No. 333-175255

Registration No. 333-114571

Registration No. 333-80875

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

Form S-8 Registration No. 333-256081

Form S-8 Registration No. 333-197317

Form S-8 Registration No. 333-175255

Form S-8 Registration No. 333-114571

Form S-8 Registration No. 333-80875

UNDER THE SECURITIES ACT OF 1933

BROOKLINE BANCORP, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	04-3402944
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

131 Clarendon Street, Boston, MA	02116
(Address of Principal Executive Offices)	(Zip Code)

Brookline Bancorp, Inc. 2021 Stock Option and Incentive Plan

Brookline Bancorp, Inc. 2014 Equity Incentive Plan

Brookline Bancorp, Inc. 2011 Restricted Stock Plan

Brookline Bancorp, Inc. 2003 Stock Option Plan

Brookline Bancorp, Inc. 2003 Recognition and Retention Plan

Brookline Bancorp, Inc. 1999 Stock Option Plan

Brookline Bancorp, Inc. 1999 Recognition and Retention Plan

(Full title of the plans)

Paul A. Perrault Chief Executive Officer Beacon Financial Corporation
131 Clarendon Street
Boston, Massachusetts 02116

(Name and address of agent for service)

(617) 425-4600

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the following Registration Statements on Form S-8 (each, a “Registration Statement,” and collectively, the “Registration Statements”) filed with the Securities and Exchange Commission (the “SEC”) by Brookline Bancorp, Inc. (the “Registrant”):

•	Registration Statement No. 333-256081, filed with the SEC on May 13, 2021, pertaining to the registration of 1,750,000 shares of the Common Stock of the Registrant, $0.01 par value per share (“Common Stock”), reserved for issuance under the Brookline Bancorp, Inc. 2021 Stock Option and Incentive Plan;

•	Registration Statement No. 333-197317, filed with the SEC on July 9, 2014, pertaining to the registration of 1,750,000 shares of the Common Stock, reserved for issuance under the Brookline Bancorp, Inc. 2014 Equity Incentive Plan;

•	Registration Statement No. 333-175255, filed with the SEC on June 30, 2011, pertaining to the registration of 500,000 shares of the Common Stock, reserved for issuance under the Brookline Bancorp, Inc. 2011 Restricted Stock Plan;

•	Registration Statement No. 333-114571, filed with the SEC on April 19, 2004, pertaining to the registration of (i) 1,250,000 shares of the Common Stock, reserved for issuance under the Brookline Bancorp, Inc. 2003 Recognition and Retention Plan and (ii) 2,500,000 shares of the Common Stock, reserved for issuance under the Brookline Bancorp, Inc. 2003 Stock Option Plan;

•	Registration Statement No. 333-80875, filed with the SEC on June 17, 1999, pertaining to the registration of (i) 546,986 shares of Common Stock reserved for issuance under the Brookline Bancorp, Inc. 1999 Recognition and Retention Plan and (ii) 1,367,465 shares reserved for issuance under the Brookline Bancorp, Inc,. 1999 Stock Option Plan.

On September 1, 2025, pursuant to the terms of an Agreement and Plan of Merger, dated as of December 16, 2024, by and among Berkshire Hills Bancorp, Inc. (“Berkshire”), a Delaware corporation, Commerce Acquisition Sub, Inc., a direct, wholly owned subsidiary of Berkshire, and the Registrant, the Registrant ultimately merged with Berkshire, with Berkshire as the surviving corporation (the “Merger”). In connection with the Merger, Berkshire changed its name to Beacon Financial Corporation.

As a result of the Merger, the Registrant has terminated any and all offerings of its securities pursuant to the Registration Statements. In accordance with an undertaking made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statements that remain unissued at the termination of the offerings, the Registrant hereby removes from registration all securities registered but unsold under such Registration Statements, if any, as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused the Post-Effective Amendment No. 1 to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in Boston, Massachusetts on September 2, 2025

Beacon Financial Corporation, as successor by merger to Brookline Bancorp, Inc. (Registrant).

By:	/s/ Paul A. Perrault
Paul A. Perrault
Chief Executive Officer (principal executive officer)